Exhibit (n)(2)

AMENDMENT TO THE

AMENDED AND RESTATED MULTIPLE CLASS PLAN

This AMENDMENT to the AMENDED AND RESTATED MULTIPLE CLASS PLAN (the “Amendment”) effective as of December 26, 2017 (the “Effective Date”), of the Cavanal Hill Funds, a Massachusetts business trust (the “Trust”) to that certain Amended and Restated Multiple Class Plan, dated December 30, 2016, (as in effect on the date hereof, the “Plan”). All capitalized terms used but not defined herein shall have the meanings given to them in the Plan.

WHEREAS, the Trust, is an open-end management investment company registered under the Investment Company Act of 1940, as amended;

WHEREAS, the Trust wishes to enter into this Amendment to the Plan.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.       Schedule A. Schedule A of the Plan is hereby deleted in its entirety and replaced with the attached Schedule A.

2.       Miscellaneous. This Amendment supplements and amends the Plan. Each reference to the Plan in the Plan (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the Trust is a party, shall hereafter be construed as a reference to the Plan as amended by this Amendment. Except as provided in this Amendment, the provisions of the Plan remain in full force and effect.

IN WITNESS WHEREOF, the Trust caused this Amendment to the Plan to be duly executed on the day and year first above written to become effective on the Effective Date.

CAVANAL HILL FUNDS

By:	/s James L. Huntzinger
Name: James L. Huntzinger
Title: President

EXHIBIT A

to the Amended and Restated Multiple Class Plan

Each of the portfolios of the Cavanal Hill Funds (the “Trust”) set forth below shall be covered by the Amended and Restated Multiple Class Plan adopted by the Trust and to which this Exhibit is attached as indicated:

Limited Duration Fund	Moderate Duration Fund
A Shares	A Shares
No-Load Investor Shares	No-Load Investor Shares
Institutional Shares	Institutional Shares

Bond Fund	Intermediate Tax-Free Bond Fund
A Shares	A Shares
No-Load Investor Shares	No-Load Investor Shares
Institutional Shares	Institutional Shares

Active Core Fund	Mid Cap Core Equity Fund
A Shares	A Shares
C Shares	C Shares
No-Load Investor Shares	No-Load Investor Shares
Institutional Shares	Institutional Shares

U.S. Treasury Fund	Opportunistic Fund
Institutional Shares	A Shares
Administrative Shares	C Shares
Premier Shares	No-Load Investor Shares
Service Shares	Institutional Shares
Select Shares

Government Securities Money Market Fund	Strategic Enhanced Yield Fund
Institutional Shares	A Shares
Administrative Shares	No-Load Investor Shares
Select Shares	Institutional Shares
Premier Shares

World Energy Fund	Ultra Short Tax-Free Income Fund
A Shares	A Shares
C Shares	No-Load Investor Shares
No–Load Investor Shares	Institutional Shares
Institutional Shares